Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-142261) pertaining to the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-142260) pertaining to the Pine Photonics Communications Inc. 2000 Stock Plan of our reports dated June 8, 2012, with respect to the consolidated financial statements of Opnext, Inc. and the effectiveness of internal control over financial reporting of Opnext, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2012.

/s/ Ernst & Young LLP

MetroPark, New Jersey

June 8, 2012